Exhibit (k)(2)

Adoption Agreement

And

Amendment No. 12 To Transfer Agency And Shareholder Services Agreement

This Adoption Agreement And Amendment No. 12 To Transfer Agency And Shareholder Services Agreement, dated as of March , 2021 (“Amendment No. 12”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and each of (i) each Fund (as that term is defined in the Amended Agreement, as defined below) listed on Appendix B to the Amended Agreement (individually, a “Fund”; and, collectively, the “Funds”), (ii) BlackRock Advisors, LLC (“BlackRock Advisors”), and (iii) BlackRock Hedge Fund Guided Portfolio Solution (“GPS Fund”).

Background

BNYM and certain of the Funds previously entered into the Transfer Agency And Shareholder Services Agreement, made as of January 28, 2014 (“Original Agreement”). In addition, BNYM and certain of the Funds entered into Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated July 22, 2015, Amendment No. 2 To Transfer Agency And Shareholder Services Agreement, dated March 1, 2016, Amendment No. 3 To Transfer Agency And Shareholder Services Agreement, dated October 14, 2016, Amendment No. 4 to Transfer Agency and Shareholder Services Agreement, dated November 2016, Amendment No. 5 to Transfer Agency and Shareholder Services Agreement, dated April 30, 2018, Adoption Agreement And Amendment No. 6 to Transfer Agency and Shareholder Services Agreement, dated August 15, 2018, Amendment No. 7 To Transfer Agency And Shareholder Services Agreement, dated November 18, 2018, Adoption Agreement And Amendment No. 8 To Transfer Agency And Shareholder Services Agreement, dated February 7, 2019, Amendment No. 9 To Transfer Agency And Shareholder Services Agreement, dated February 21, 2019, Amendment No. 10 to Transfer Agency And Shareholder Services Agreement, dated February 19, 2020, and Confidential Letter of Understanding - Information Security, dated February 28, 2021 (collectively, the “Current Agreement”). The parties wish to amend the Current Agreement as set forth in this Amendment No. 12.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.     Modifications to Current Agreement. The Current Agreement is hereby amended as follows:

(a)     A new subsection (iii), which reads in its entirety as follows, is added to the end of the first paragraph of the prologue section of the Agreement:

(iii) BlackRock	Hedge Fund Guided Portfolio Solution, a closed-end fund registered with the SEC under the 1940 Act.

(b)    A new Section 3(a)(26), which reads in its entirety as follows, is added:

(26)    Services For BlackRock Hedge Fund Guided Portfolio Solution. BNYM shall provide the services set forth in Appendix I to BlackRock Hedge Fund Guided Portfolio Solution in accordance with the terms of Appendix I.

(c)    The following is added to Appendix B, on the last page of Appendix B, below the table titled “Fee Letter 2” (but separate and apart from, and not constituting a part of, the table titled Fee Letter 2), and above the footnotes to Appendix B:

Fee Letter 3
FSR Fund #	BLK Class	BLK Fund Name	Registrant	Footnote	Comments
BLH-500	Class A	BlackRock Hedge Fund	BlackRock Hedge Fund	NA
BLH-501	Class I	Guided Portfolio Solution	Guided Portfolio Solution

(d)    A new Appendix I, which reads in its entirety as set forth in the Appendix I attached to this Adoption Agreement And Amendment No. 12 To Transfer Agency And Shareholder Services Agreement, dated March 2, 2021, is added.

2.    Adoption of Amended Agreement by GPS Fund. As of the Effective Date, GPS Fund agrees that it adopts and becomes a party to the Current Agreement as amended by this Amendment No. 12 (“Amended Agreement”), that it is bound by all terms of the Amended Agreement as if, simultaneously with the execution of this Amendment No. 12, it were executing the Original Agreement and all the amendments thereto constituting a part of the Current Agreement, and that it is a “Fund”, as that term is defined in the Amended Agreement, for all purposes of the Amended Agreement, except as may be expressly provided otherwise in the Amended Agreement. BNYM, the Funds and BlackRock Advisors agree with the GPS Fund’s adoption of the Amended Agreement as provided for in the foregoing sentence and BNYM agrees to be bound to the GPS Fund by all applicable terms of the Amended Agreement.

3.    Remainder of Current Agreement. Except as specifically modified by this Amendment No. 12, all terms and conditions of the Current Agreement shall remain in full force and effect.

4.    Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 12.

5.    Entire Agreement. This Amendment No. 12 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Original Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

6.  Signatures; Counterparts.    The parties expressly agree that this Amendment No. 12 may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment No. 12, by a manual signature on a copy of Amendment No. 12 transmitted by facsimile transmission, by a manual signature on a copy of Amendment No. 12 transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment No. 12 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 12 or of executed signature pages to counterparts of this Amendment No. 12, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 12 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 12.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 12 To Transfer Agency And Services Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment No. 12 by Electronic Signature, affirms authorization to execute this Amendment No. 12 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 12 and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.

By:
Name:
Title:

On behalf of each Fund listed on Appendix B to the Amended Agreement as subject to Fee Letter 1

(excluding the BlackRock CollegeAdvantage Options listed on Appendix B), each such Fund in its individual and separate capacity, and not on behalf of any other Fund

By:
Name:	Trent Walker
Title:	Chief Financial Officer

BlackRock Advisors, LLC

(solely with respect to BlackRock CollegeAdvantage Options listed on Appendix B and each Fund listed on Appendix B to the Amended Agreement as subject to Fee Letter 2, each such Fund in its individual and separate capacity, and not on behalf of any other Fund)

By:
Name:
Title:

BlackRock Hedge Fund Guided Portfolio Solution

By:
Name:
Title:

Appendix I

Services For BlackRock Hedge Fund Guided Portfolio Solution

1.    Scope of Services. BNYM will perform, as appropriate, for or on behalf of BlackRock Hedge Fund Guided Portfolio Solution all services set forth in Section 3 of the Agreement as reasonably determined by BNYM upon consultation with the Fund to be appropriate for the Fund or as expressly instructed in Written Instructions from an Authorized Person of the Fund to be appropriate for the Fund (collectively, “Appropriate Services”), subject to the further terms of this Appendix I. The term “Fund” when used in this Appendix I means solely and exclusively BlackRock Hedge Fund Guided Portfolio Solution. Other capitalized terms used in this Appendix I but not defined where first used shall have the meaning ascribed in Section 5 of this Appendix I, or, if no definition is contained in Section 5 of this Appendix I, shall have the meaning ascribed in the main body of the Agreement.

2.    Effectiveness. Prior to the Commencement Date, only Sections 1 and 2 of Appendix I shall be effective. On and after the Commencement Date all sections of Appendix I shall be effective. Consequently, for clarification: (i) in the event BlackRock, Inc. or an affiliate of BlackRock, Inc. (collectively, “BlackRock”) purchases Fund Shares prior to the Commencement Date (“Seed Money Purchaser”), BNYM shall perform the Appropriate Services without giving effect to sections of Appendix I other than Sections 1 and 2 of Appendix I, and (ii) BNYM will perform the services set forth in Section 3 of Appendix I and the Sections following Section 3 of Appendix I only on and after the Commencement Date. In the event BNYM receives purchase instructions for Fund Shares prior to the Commencement Date from any party other than BlackRock, it will reject such instructions and return them to the sender. For further clarification, BNYM shall not be obligated to accept or process any purchase or repurchase instructions received through the DTCC or any subsidiary or affiliate of the DTCC.

3.    Direct Purchases. BNYM shall perform the following functions in connection with purchase orders for Fund Shares received directly by BNYM from the Distributor and Approved Financial Intermediaries:

(i)

BNYM will review Purchase Orders it receives from the Distributor and from Approved Financial Intermediaries (and only the Distributor or Approved Financial Intermediaries) prior to the Purchase Cut-Off Time and exercise reasonable care to determine in accordance with the Fund Procedures whether the Purchase Order constitutes a “Conforming Purchase Order”, which is hereby defined to mean a Purchase Order with respect to which all the following criteria are satisfied, or a “Non-Conforming Purchase Order”, which is hereby defined to mean a Purchase Order with respect to which one or more of the following criteria are not satisfied:

(a)	The purchase form and any accompanying documentation are in completed proper form and good order;

(b)	The Purchase Order contains all information and documentation necessary or appropriate to create a shareholder account for the purchaser named in the subscription purchase form; and

(c)	BNYM has received confirmation that good funds in sufficient amount to pay for the purchase transaction have been received from the purchaser or have been credited to the account of the purchaser.

(ii)

In the event BNYM determines a Purchase Order to be a Non-Conforming Purchase Order, BNYM shall correspond with the Distributor or the Approved Financial Intermediary who submitted the Non-Conforming Purchase Order (the “Submitter”) in accordance with applicable provisions of the Fund Procedures to attempt to assist with the completion or correction of the Non-Conforming Purchase Order into a Conforming Purchase Order. In the event BNYM is unable to assist in the completion or correction of the Non-Conforming Purchase Order into a Conforming Purchase Order,

BNYM shall follow procedures set forth in the Fund Procedures or in the absence of such procedures will return the Non-Conforming Purchase Order to the Submitter.

(iii)

In the event BNYM determines a Purchase Order to be a Conforming Purchase Order (including Purchase Orders that were Non-Conforming Purchase Orders when received but have been remediated into Conforming Purchase Orders by any applicable Purchase Cut-Off Time) BNYM shall, in accordance with the Fund’s prospectus:

(a)	create a shareholder account in the Fund in accordance with the instructions of the Submitter;

(b)

execute the Conforming Purchase Order by issuing a number of Fund Shares consistent with the Conforming Purchase Order, the amount of funds tendered in connection with the Purchase Order, the applicable NAV as communicated to BNYM by the Fund and any applicable sales load,

(c)	credit the appropriate Fund shareholder account with the Fund Shares issued in accordance with clause (b); and

(d)

record the Purchase Trade Date as the purchase date for the transaction effected pursuant to clause (b), unless no Purchase Trade Date has been imposed, in which case BNYM shall record the purchase date in accordance with the Standard Procedures.

(iv)

BNYM will return to sender without processing (i) all Purchase Orders for Fund Shares received after the applicable Purchase Cut-Off Time, (ii) all Purchase Orders received prior to the Purchase Cut-Off Time that were Non-Conforming Purchase Orders when received and were not remediated into Conforming Purchase Orders by the applicable Purchase Cut-Off Time, and (iii) all Purchase Orders withdrawn before the Purchase Cut-Off Time, together with any monies received in connection with the Purchase Orders described in clauses (i), (ii) or (iii) above.

(v)	Monies received by BNYM in payment for Conforming Purchase Orders shall be deposited in the applicable Service Account until settlement for the related purchase occurs.

4.    Direct Repurchases. BNYM shall perform the following functions in connection with repurchase orders for Fund Shares received directly by BNYM:

(i)

In the event BNYM receives a Repurchase Order other than during a Tender Offer Period, BNYM shall return the Repurchase Order to the submitting natural person or legal entity without processing the Repurchase Order.

(ii)

After BNYM has received a copy of a Tender Offer Notice from the Fund, BNYM shall, with respect to Repurchase Orders it receives during a relevant Tender Offer Period, review each Repurchase Order and exercise reasonable care to determine in accordance with the Fund Procedures whether the Repurchase Order constitutes a “Conforming Repurchase Order”, which is hereby defined to mean a Repurchase Order with respect to which all the following criteria are satisfied, or a “Non-Conforming Repurchase Order”, which is hereby defined to mean a Repurchase Order with respect to which one or more of the following criteria are not satisfied:

(a)

A Repurchase Order must comply with any applicable requirements of the Fund Procedures and the Tender Offer Notice, must be tendered in proper form and must contain all information and consist of all documentation as BNYM may reasonably determine necessary or appropriate.

(b)

All required or permitted endorsements and signatures must in BNYM’s reasonable judgment be valid and genuine; the requested repurchase must in BNYM’s reasonable judgment be legally authorized, and in BNYM’s reasonable judgment (I) no evidence of any nature whatsoever, whether credible or not credible, exists with respect to a claim adverse to such requested repurchase or the rights of the shareholder to submit a repurchase request, regardless of the merits of the claim; and (II) the Repurchase Order satisfies all applicable requirements for personal property and securities transfer as specified in the Standard Procedures.

(iii)

In the event BNYM determines a Repurchase Order to be a Non-Conforming Repurchase Order, BNYM shall implement any appropriate procedures that may be contained in the Fund Procedures and in the event the Non-Conforming Repurchase Order cannot be converted into a Conforming Repurchase Order by the close of business on the NAV Date, shall return the Non-Conforming Repurchase Order to the submitting shareholder, Distributor or Approved Financial Intermediary, as applicable, together with any written correspondence provided by the Fund.

(iv)

In the event BNYM determines a Repurchase Order to be a Conforming Repurchase Order (including Repurchase Orders that were Non-Conforming Repurchase Orders when received but have been remediated into Conforming Repurchase Orders by the close of business on the NAV Date) and the Repurchase Order has not been withdrawn by the close of the Tender Offer Period, BNYM shall perform the functions listed immediately below in conjunction with applicable provisions of the Tender Offer Notice, the Proration Conditions and Fund Procedures not in conflict with the following:

(a)	Execute the Conforming Repurchase Order by debiting the appropriate number of Fund Shares from the relevant Fund shareholder account and cancelling such shares;

(b)

Deliver to the Fund Custodian and the Fund or its designee a notification setting forth the aggregate number of Fund Shares repurchased by the Fund and the aggregate proceeds to be remitted to BNYM based on the NAV communicated to BNYM applicable to the particular Tender Offer, and make such additional entries in the Fund’s books and records to accurately reflect a reduction in the outstanding Shares of the Fund; and

(c)	Upon receipt of the monies from the Fund Custodian in an amount appropriate for the particular repurchase, pay such monies to the tendering natural person or legal entity.

(v)

BNYM will also return to sender without processing (i) all Repurchase Orders received prior to the close of the Tender Offer Period that were Non-Conforming Repurchase Orders when received and were not remediated into Conforming Repurchase Orders by the close of business on the NAV Date, and (ii) all Repurchase Orders withdrawn before the close of the Tender Offer Period.

(vi)

BNYM will manually perform the following functions in accordance with the processes and procedures in effect on the effective date of Adoption Agreement And Amendment No. 12 To Transfer Agency And Shareholder Services Agreement Amendment No. 12: (i) allocate Fund Shares to tendering shareholders in the event Fund Shares tendered for repurchase in a particular tender offer exceed the maximum percentage or number of shares set by the Fund for the particular tender offer, (ii) compute 12b-1 and any other service fees, (iii) issue wire payment instructions, and (iv) provided reports reasonably requested by the Fund with respect to its tender offers. To the extent the foregoing functions are automated in accordance with the Change Process and Technology Services of Schedule 3 to the Agreement, BNYM will convert from the manual process to the automated process.

5.    Definitions. For purposes of this Appendix I:

(i)	“Approved Financial Intermediary” means a broker-dealer, registered investment advisor or other financial intermediary that BNYM reasonably believes based on the Fund Procedures or specific

Written Instructions from the Fund has been approved by the Fund to sell Shares of the Fund.

(ii)

“Commencement Date” means the date specified in Written Instructions received from an Authorized Person of the Fund that the Fund is commencing the offering of Fund Shares to persons other than a Seed Money Purchaser.

(iii)	“Distributor” means BlackRock Investments, LLC. and its legal successors and assigns.

(iv)	“NAV” means the net asset value of a share of the Fund as provided to BNYM by the Fund for purposes of processing Purchase Orders or Repurchase Orders, as applicable.

(v)	“NAV Date” means the date that BNYM receives from the Fund or its delegatee notification of the NAV to be used for processing Repurchase Orders in a particular Tender Offer.

(vi)

“Proration Conditions” means any terms limiting the number of Fund Shares that will be accepted for repurchase in a tender offer, whether applied individually or in the aggregate, and any procedures or conditions governing the processing of Repurchase Orders in the event of an over-tendering of Fund Shares (I) contained in the Tender Offer Notice and Fund Procedures, and (II) to the extent not contained in the Tender Offer Notice or Fund Procedures, reasonably adopted by BNYM.

(vii)

“Purchase Cut-Off Time” means the time designated by the Fund on the date designated by the Fund (in the Fund Procedures, or if not contained in the Fund Procedures, in a Written Instruction from an Authorized Person) by which a Conforming Purchase Order must be received by BNYM in order to be processed for the purchase of Fund Shares.

(viii)	“Purchase Order” means a purchase form or instructions for the purchase of Fund Shares and any accompanying documentation.

(ix)

“Purchase Trade Date” means the trade date for all purchases of Fund Shares as set by the Fund in the Fund Procedures, or, in the absence of such date in the Fund Procedures, in a Written Instruction from an Authorized Person, for Conforming Purchase Orders received prior to the applicable Purchase Cut-Off Time.

(x)

“Repurchase Order” means, collectively, a written instrument from a shareholder of the Fund, the Distributor or any Approved Financial Intermediary containing a request that Fund shares held by the shareholder be repurchased by the Fund together with any documentation accompanying such written instrument.

(xi)

“Tender Offer Notice” means the written notification of a tender offer from the Fund sent to Fund shareholders containing the terms and conditions of the Fund’s offer to repurchase Fund Shares from Fund shareholders in the tender offer, including a designation of the Tender Offer Period together with any restrictions applicable to the tender offer, including without limitation any Proration Conditions.

(xii)	“Tender Offer Period” means the period during which a Repurchase Order must be received in order for the shareholder submitting the Repurchase Order to participate in the particular tender offer.

(xiii)	“Fund Procedures” means Standard Procedures supplemented by any Exception Procedures (as defined in Section 14 of the Agreement) relating to the purchase or repurchase of Fund Shares.